Exhibit 10.35

OPERATING AGREEMENT

OF

LEADCLICK HOLDING COMPANY, LLC

November 7, 2005

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ARTICLE VII — DISSOLUTION; LIQUIDATION		16
7.1.	Events of Dissolution	16
7.2.	Buyout Right	17
7.3.	Procedure for Winding Up and Dissolution	17
7.4.	Filing of Certificate of Dissolution	17
7.5.	Remedies Not Exclusive	17

ARTICLE VIII — BOOKS; RECORDS; ACCOUNTING; TAX ELECTIONS		17
8.1.	Accounts	17
8.2.	Books and Records	17
8.3.	Annual Accounting Period	18
8.4.	Financial Statements	18
8.5.	Other Reports	18
8.6.	Tax Matters Partner	18
8.7.	Tax Elections	19

ARTICLE IX — REPRESENTATIONS AND WARRANTIES		19
9.1.	Representations and Warranties of First American	19
9.2.	Representations and Warranties of First Advantage	20

ARTICLE X — GENERAL PROVISIONS		20
10.1.	Assurances	20
10.2.	Notifications	21
10.3.	Specific Performance	21
10.4.	Complete Agreement	21
10.5.	Applicable Law	21
10.6.	Section Titles	21
10.7.	Binding Provisions	21
10.8.	Waiver of Action for Partition	21
10.9.	Terms	21
10.10.	Separability of Provisions	21
10.11.	Counterparts	20
10.12.	No Third-Party Beneficiaries	22
10.13.	Force Majeure	22
10.14.	Dispute Resolution	22

Exhibit A -	List of Members; Capital; and Operating Percentages
Exhibit B -	Certificate of Formation

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LEADCLICK HOLDING COMPANY, LLC

OPERATING AGREEMENT

THIS OPERATING AGREEMENT (this “Agreement”) is entered into as of the 7th day of November, 2005, by and between FIRST AMERICAN REAL ESTATE INFORMATION SERVICES, INC., a California corporation (“First American”), and FIRST ADVANTAGE CORPORATION, a Delaware corporation (“First Advantage”).

EXPLANATORY STATEMENT

Subject to the terms and conditions set forth herein, First American and First Advantage have agreed to organize and operate a limited liability company in accordance with the Delaware Act and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINED TERMS

The following capitalized terms shall have the meanings specified in this Article I. Other terms are defined in the text of this Agreement, and throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in the Member’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

(a) the deficit shall be decreased by the amounts which the Member is obligated to restore, if any, pursuant to this Agreement, or is deemed obligated to restore pursuant to Treas. Reg. § 1.704-1(b)(2)(ii)(c); and

(b) the deficit shall be increased by the items described in Treas. Reg. §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” shall mean, with respect to any Member, any Person: (a) which controls, is controlled by, or is under common control with, such Member; (b) which has the power to appoint a majority of the members of the governing body of such Member or an Affiliate of such Member; (c) which has a majority of the members of its governing body appointed by such Member or an Affiliate of such Member; (d) which has a majority of the members of its governing body appointed by a Person having a relationship described in clause (b) or (c) above with any Member; or (e) which receives from or provides to any Member or any Person having a relationship described in clause (b) or (c) above with any Member 50% or more of its income; provided, the Company shall not be deemed, for these purposes, to be an Affiliate of either Member.

“Appraiser” shall mean an independent appraiser or investment bank.

“Board of Managers” shall mean the Board of Managers appointed pursuant to Article V.

“Capital Account” shall mean the capital accounts created in accordance with Section 3.5. Each Capital Account shall be maintained in accordance with the following provisions:

(a) a Member’s Capital Account shall be credited with the Member’s Capital Contribution, the amount of any Company liabilities assumed by the Member (or which are secured by Company property distributed to the Member), the Member’s distributive share of Profit and any item in the nature of income or gain allocated to such Member pursuant to the provisions of Article IV (other than Section 4.2(d)); and

(b) a Member’s Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Member, the amount of any liabilities of such Member assumed by the Company (or which are secured by property contributed by the Member to the Company), the Member’s distributive share of Loss and any item in the nature of expenses or losses allocated to the Member pursuant to the provisions of Article IV (other than Section 4.2(d)).

If the book value of Company property is adjusted pursuant to Section 4.2(d), the Capital Account of each Member shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. If a Member’s Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest. It is intended that the Capital Accounts of the Members shall be maintained in compliance with the provisions of section 704(b) of the Code and the Regulations thereunder, and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

“Capital Contribution” shall mean the total amount of cash and the fair market value of any other assets contributed (or deemed contributed under Treas. Reg. § 1.704-1(b)(2)(iv)(d)) to the Company by a Member, net of liabilities assumed or to which the assets are subject.

“Cash Flow” shall mean all cash funds derived from operations of the Company (including interest received on reserves), without reduction for any non-cash charges, but less cash funds used to pay current Operating Expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements and replacements as determined by the Board of Managers.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” shall mean the limited liability company formed in accordance with this Agreement.

“Company Minimum Gain” has the meaning set forth in Treas. Reg. §§ 1.704-2(b)(2) and 1.704-2(d) for partnership minimum gain.

“Delaware Act” shall mean the Delaware Limited Liability Company Act, 6 Del.C. § 18-101 et seq., as amended from time to time.

“Depreciation” shall mean, for each taxable year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such taxable year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such taxable year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such taxable year bears to such beginning adjusted basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such taxable year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

“Effective Date” shall mean the date on which all parties hereto shall have validly executed this Agreement.

“First Advantage Member” shall mean First Advantage or any transferee of its Interest pursuant to Section 6.1 hereof.

“First American Member” shall mean First American or any transferee of its Interest pursuant to Section 6.1 hereof.

“Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member of the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the remaining Members;

(b) The Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Members, as of the following time: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Members reasonably determine that such adjustments are necessary or appropriate to reflect the relative Interest of the Members in the Company;

(c) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the remaining Members; and

(d) The Gross Asset Values of the Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such asset pursuant to section 734(b) or section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m) and clauses (a) and (b) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent that the Members determine that an adjustment pursuant to clause (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

(e) If the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (b) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Gross Revenues” shall mean all revenues, earnings, investment income, dividends, fees or other income earned by the Company; provided, Gross Revenues shall not include Capital Contributions.

“Interest” shall mean a Member’s share of the Profits and Losses of the Company and a Member’s right to receive distributions of the Company’s assets.

“Involuntary Withdrawal” shall mean, with respect to any Member, the occurrence of any of the following events:

(a) the Member makes an assignment for the benefit of creditors;

(b) the Member files a voluntary petition of bankruptcy;

(c) the Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;

(d) the Member files a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

(e) the Member seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of the Member’s properties;

(f) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in Subsections (a) through (e);

(g) any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation that continues for 120 days after the commencement thereof, or the appointment of a trustee, receiver, or liquidator for the Member or all or any substantial part of the Member’s properties without the Member’s agreement or acquiescence, which appointment is not vacated or stayed for 120 days or, if the appointment is stayed, for 120 days after the expiration of the stay during which period the appointment is not vacated;

(h) if the Member is an individual, the Member’s death or adjudication by a court of competent jurisdiction as incompetent to manage the Member’s person or property;

(i) if the Member is acting as an Member by virtue of being a trustee of a trust, the termination of the trust;

(j) if the Member is a partnership or another limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;

(k) if the Member is a corporation, the dissolution of the corporation or the revocation of its charter; or

(l) if the Member is an estate, the distribution by the fiduciary of the estate’s entire interest in the limited liability company.

“Liquidation Value” shall mean, with respect to any Interest of a Member, as the case may be, the amount such Member would have received in the event the Company were dissolved and liquidated in accordance with the provisions of Article VII. “Liquidation Value” shall be determined (a) by mutual agreement of the Members or (b) if the Members cannot agree within thirty (30) days after one Member first proposes in writing to the other Member that Liquidation Value be determined, by an independent Appraiser selected by both Members. Such Appraiser shall submit to the Members its appraisal within thirty (30) days after selection, which shall constitute the final Liquidation Value. If the Members are unable to agree upon an Appraiser within ten (10) days following the expiration of such thirty (30)-day period, the Liquidation Value shall be determined by two independent Appraisers, one selected by each Member; provided, that if a Member fails to appoint an Appraiser within ten (10) days following the expiration of such ten (10)-day period, Liquidation Value shall be determined by the Appraiser selected by the other Member. Each Appraiser so selected shall submit to the Members its respective appraisal within thirty (30) days after the selection. If a discrepancy between the dollar value of the appraisals exceeds 10% of the higher appraisal and the Members do not agree on a settlement of the discrepancy within ten (10) days after receipt of the appraisal, then a third Appraiser mutually selected by the Members (or if they cannot so select then selected by the first two Appraisers), shall be afforded access to the first two appraisals. The third Appraiser shall select one of the appraisals of the first two Appraisers, which selection shall constitute a final determination of Liquidation Value and shall be binding upon all Members. If a discrepancy between appraisals of the first two Appraisers is less than 10% of the higher appraisal, then the Liquidation Value of the Interest shall be the average of the two appraisals.

“Manager” shall mean the members of the Board of Managers of the Company, who shall be the managers of the Company as such term is defined in the Delaware Act. References to Managers in the singular or as him, her, it, itself, or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be.

“Member” shall mean each Person signing this Agreement and any Person who subsequently is admitted as a member of the Company. If a Member is a corporation, the Member may act through an authorized representative, with notice of such authorization to be provided in advance to the Company.

“Member Nonrecourse Debt” has the meaning set forth in Treas. Reg. § 1.704-2(b)(4) for partner nonrecourse debt.

“Member Nonrecourse Debt Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treas. Reg. § 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning set forth in Treas. Reg. §§ 1.704-2(i)(1) and 1.704-2(i)(2) for partner nonrecourse deductions.

“Membership Rights” shall mean all of the rights of a Member in the Company, including a Member’s: (a) Interest; (b) right to inspect the Company’s books and records; and (c) right to participate in the management of and vote on matters coming before the Company.

“Negative Capital Account” shall mean a Capital Account with a balance of less than zero.

“Nonrecourse Deductions” has the meaning set forth in Treas. Reg. § 1.704-2(b)(1). The amount of Nonrecourse Deductions for a taxable year of the Company equals the net increase, if any, in the amount of Minimum Gain during that taxable year, determined according to the provisions of Treas. Reg. § 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treas. Reg. § 1.704-2(b)(3).

“Operating Expenses” shall mean the amount of operating expenses incurred by the Company in the ordinary course of business, but shall not include (a) extraordinary expenses incurred by the Company in excess of those contemplated by both Members, (b) expenses incurred in respect of or relating to tort claims, breaches of contractual arrangements or violations of law, including, without limitation, securities laws or (c) expenses incurred in connection with transactions between the Company and the Members.

“Operating Percentage” shall mean, as to a Member, the percentage set forth after the Member’s name on Exhibit A, as amended from time to time. The Operating Percentage shall be such Member’s share of the Profits and Losses of, and the right to receive distributions from, the Company.

“Person” shall mean any individual, corporation, partnership, association, limited liability company, trust, estate or other entity.

“Positive Capital Account” shall mean a Capital Account with a balance greater than zero.

“Profit” and “Loss” shall mean, for each taxable year of the Company (or other period for which Profit or Loss must be computed) the Company’s taxable income or loss determined in accordance with section 703(a) of the Code, with the following adjustments:

(a) all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to section 703(a)(1) of the Code shall be included in computing taxable income or loss;

(b) any tax-exempt income of the Company not otherwise taken into account in computing Profit or Loss shall be included in computing taxable income or loss;

(c) any expenditures of the Company described in section 705(a)(2)(b) of the Code (or treated as such pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss shall be subtracted from taxable income or loss;

(d) gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of such property for federal income tax purposes; and

(e) in lieu of the depreciation, amortization or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset.

“Regulations” shall mean the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Taxes” shall mean income, franchise, transfer, withholding, employment or any other taxes, and interest, charges, penalties and additions to taxes relating thereto.

“Transfer” shall mean, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment or other transfer, and, when used as a verb, shall mean voluntarily to sell, hypothecate, pledge, assign or otherwise transfer.

ARTICLE II

FORMATION AND NAME; OFFICE; PURPOSE

2.1. Organization. The parties shall organize a limited liability company pursuant to the Delaware Act and the provisions of this Agreement and, for that purpose, shall cause a Certificate of Formation in the form attached as Exhibit B to be executed and filed with the Secretary of State of the State of Delaware.

2.2. Name of the Company. The name of the Company shall be “LeadClick Holding Company, LLC”.

2.3. Purpose. The business of the Company shall be to acquire and own an equity interest in LeadClick Media, Inc. a California corporation (“LeadClick”). Except as otherwise mutually agreed by the Members, the Company shall not engage in any other activity or business. In furtherance of its business, the Company shall have and may exercise all the powers now or hereafter conferred by the laws of the State of Delaware, and shall have the authority to do any and all things related or incidental thereto.

2.4. Term. The term of the Company shall begin upon the acceptance of the Certificate of Formation by the office of the Secretary of State of the State of Delaware and shall continue in existence until its existence is terminated pursuant to Article VII of this Agreement.

2.5. Registered Office. The registered office of the Company in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, DE 19808 or any other place within the State of Delaware which the Manager shall select. The principal office of the Company shall be at any other location which the Manager shall select.

2.6. Members. The name, present mailing address, and Operating Percentage of each Member are set forth on Exhibit A, as Exhibit A may be amended pursuant to this Agreement.

ARTICLE III

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

3.1. Capital Contributions.

(a) Initial Capital Contributions. On the Effective Date, the Members shall contribute to the Company cash or property in the amounts respectively set forth on Exhibit A.

(b) Additional Capital Contributions. If the Members unanimously determine at any time or from time to time determines that the Company requires additional Capital Contributions, then each Member shall make such contribution within thirty (30) days that such determination is made. A Member’s proportionate share of the total additional Capital Contribution shall be equal to the product obtained by multiplying the Member’s percentage and the total Additional Capital Contribution required. A Member’s proportionate share shall be payable in cash or by certified check or by wire transfer.

(c) Shortfall Contributions. In addition to the Capital Contributions required by Sections 3.1(a) and 3.1(b), the Members shall make additional Capital Contributions to the Company from time to time at the written request of the Company (accompanied by such documentation and support as any Member shall reasonably request) in the amount by which Operating Expenses of the Company exceed the sum of Gross Revenues of the Company, undistributed cash Capital Contributions to the Company by the Members, investment income and dividends; provided, however, that in no event shall the First American Member be required to make the Capital Contribution contemplated by this Section 3.1(c) and in the event First American refuses to make such Capital Contribution, the Operating Percentage of each Member shall be adjusted by increasing or decreasing, as applicable, such Operating Percentage to equal the percentage which such Member’s Capital Account bears to the total of all Capital Accounts of all Members as a result of the Capital Contributions contemplated by this Section 3.1(c) after first adjusting such Capital Accounts to reflect the fair market value of the assets of the Company as permitted by Treasury Regulations §1.704-1(b)(2)(iv)(f), such adjustment to be made prior to taking into account the additional Capital Contribution contemplated by this Section 3.1(c). If an adjustment to the Capital Accounts of the Members is made pursuant to this Section 3.2(c), the books and records of the Company shall be amended accordingly.

3.2. No Interest on Capital Contributions. Members shall not be paid interest on their Capital Contributions.

3.3. Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall have the right to receive the return of any Capital Contribution.

3.4. Form of Return of Capital. If a Member is entitled to receive a return of a Capital Contribution, the Company may distribute cash, notes, property or a combination thereof to the Member in return of the Capital Contribution; provided, that to the extent possible, capital will be returned in the form contributed.

3.5. Capital Accounts. A separate Capital Account shall be created and maintained for each Member. Capital Accounts shall be maintained as set forth in the definition of “Capital Accounts”.

3.6. Loans. Any Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the other Members and the Member agree.

ARTICLE IV

PROFIT AND LOSS; DISTRIBUTIONS; GUARANTEED ANNUAL PAYMENT

4.1. Distributions of Cash Flow and Allocations of Profit or Loss.

(a) Profit or Loss. For any taxable year of the Company, Profits and Losses shall be allocated to each of the Members in accordance with their respective Operating Percentages in the Company, as set forth in Exhibit A.

(b) Cash Flow. Cash Flow for each taxable year of the Company shall be distributed by the Company to the Members in accordance with their respective Operating

Percentages at such times and shall be made in such amounts as a majority of the Board of Managers shall determine within ten (10) business days of the end of each month, subject to the following requirements:

(i) The Board of Managers shall use its best efforts to cause the Company to distribute to the Members an amount of Cash Flow as shall be sufficient to enable the Members to fund their respective federal and state income tax liabilities on a quarterly basis.

(ii) All distributions shall be made from Profits and capital of the Company and shall be allocated to each of the Members in accordance with their respective Operating Percentages in the Company, as set forth in Exhibit A.

4.2. Regulatory Allocations.

(a) Qualified Income Offset. No Member shall be allocated Losses or deductions if the allocation causes a Member to have an Adjusted Capital Account Deficit. If a Member receives (i) an allocation of Loss or deduction (or item thereof) or (ii) any distribution which causes the Member to have an Adjusted Capital Account Deficit at the end of any taxable year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for that taxable year shall be allocated to that Member before any other allocation is made of Company items for that taxable year, in the amount and in proportions required to eliminate the Adjusted Capital Account Deficit as quickly as possible. This Section 4.2(a) is intended to comply with, and shall be interpreted consistently with, the “qualified income offset” provisions of the Regulations promulgated under section 704(b) of the Code.

(b) Company Minimum Gain. Except as set forth in Treas. Reg. § 1.704-2(f)(2), notwithstanding any other provision of this Agreement, if, during any taxable year, there is a net decrease in Company Minimum Gain, each Member, prior to any other allocation pursuant to this Article IV, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Member’s share of the net decrease in Company Minimum Gain, computed in accordance with Treas. Reg. § 1.704-2(g). Allocations of gross income and gain pursuant to this Section 4.2(b) shall be made first from gain recognized from the disposition of Company assets subject to nonrecourse liabilities (within the meaning of the Regulations promulgated under section 752 of the Code), to the extent of the Company Minimum Gain attributable to those assets, and thereafter, from a pro rata portion of the Company’s other items of income and gain for the taxable year. The items to be so allocated shall be determined in accordance with Treas. Reg. §§ 1.704-2(f)(6) and 1.704-2(j)(2). It is the intent of the parties hereto that any allocation pursuant to this Section 4.2(b) shall constitute a “minimum gain chargeback” under Treas. Reg. § 1.704-2(f) and shall be interpreted consistently therewith.

(c) Member Minimum Gain. Except as otherwise provided in Treas. Reg. § 1.704-2(i)(4), notwithstanding any other provision of this Agreement, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any taxable year, each Member who has a share of the Member Nonrecourse Debt

Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treas. Reg. § 1.704-2(i)(5), shall be specially allocated items of income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treas. Reg. § 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be determined in accordance with Treas. Reg. §§ 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.2(c) is intended to comply with the minimum gain chargeback requirement in Treas. Reg. § 1.704-2(i)(4) and shall be interpreted consistently therewith.

(d) Contributed Property. In accordance with section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any Company asset is adjusted, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under section 704(c) of the Code and the Regulations thereunder. Any elections or other decisions relating to such allocations (including but not limited to such simplifying conventions as appropriate) shall be made by the Members in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.2(d) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement. A majority of the Members may amend the provisions of this Section 4.2(d) to conform with any amendments to the Regulations or with any Regulations promulgated under section 704(c) of the Code, provided that such amendments shall not have a material adverse effect on the amounts distributable to any Member pursuant to this Agreement.

(e) Section 754 Adjustment. To the extent an adjustment to the tax basis of any Company asset pursuant to section 734(b) or section 743(b) of the Code is required, pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis) and the gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Section of the Regulations.

(f) Nonrecourse Deductions. Any Member Nonrecourse Deductions for any taxable year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. § 1.704-2(i)(1).

(g) Member Loan Nonrecourse Deductions. Any Member Loan Nonrecourse Deduction for any taxable year or other period shall be specially allocated to the Member who bears the risk of loss with respect to the loan to which the Member Loan Nonrecourse Deduction is attributable in accordance with Treas. Reg. § 1.704-2(b).

(h) Unrealized Receivables. If a Member’s Interest is reduced (provided the reduction does not result in a complete termination of the Member’s Interest), the Member’s share of the Company’s “unrealized receivables” and “substantially appreciated inventory” (within the meaning of section 751 of the Code) shall not be reduced, so that, notwithstanding any other provision of this Agreement to the contrary, that portion of the Profit otherwise allocable upon a liquidation or dissolution of the Company pursuant to Section 4.3 hereof which is taxable as ordinary income (recaptured) for federal income tax purposes shall, to the extent possible without increasing the total gain to the Company or to any Member, be specially allocated among the Members in proportion to the deductions (or basis reductions treated as deductions) giving rise to such recapture. Any questions as to the aforesaid allocation of ordinary income (recapture), to the extent such questions cannot be resolved in the manner specified above, shall be resolved by the Members.

(i) Withholding. All amounts required to be withheld pursuant to section 1446 of the Code or any other provision of federal, state or local tax law shall be treated as amounts actually distributed to the affected Members for all purposes under this Agreement.

4.3. Liquidation and Dissolution.

(a) If the Company is liquidated, the assets of the Company shall be distributed to the Members in accordance with the balances in their respective Positive Capital Accounts, after taking into account the allocations of Profit or Loss, if any.

(b) No Member shall be obligated to restore a Negative Capital Account.

4.4. Valuation of Distributions in Kind. If any assets of the Company are distributed in kind to the Members, those assets shall be valued on the basis of their fair market value, and any Member entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Members so entitled. Unless the Members otherwise agree, the fair market value of such assets shall be determined by an independent Appraiser selected by the Members. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section 4.1 and shall be properly credited or charged to the Capital Accounts of the Members prior to the distribution of the assets in liquidation pursuant to Section 4.3.

4.5 Record Holders. All Profit and Loss shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company who are Members as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company’s taxable year is separated into segments, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profit and Loss shall be allocated between the original Member and the successor on the basis of the number of days each was a Member during the taxable year.

4.6 Limitation on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its Interest in the Company if such distribution would violate any applicable law.

4.7 Amendments. The Members are hereby authorized, upon the advice of the Company’s tax counsel, to amend this Article IV to comply with the Code and the Regulations promulgated under section 704(b) of the Code.

ARTICLE V

MANAGEMENT; RIGHTS; POWERS AND DUTIES

5.1. Board of Managers.

(a) Board of Managers; Appointments. The business and affairs of the Company shall be managed by the Board of Managers. In any election of the Board of Managers, the Members shall each vote at any regular or special meeting of Members (or by written consent) its Interest as may be necessary to elect the following individuals to the Board of Managers:

(i) 1 (one) individual nominated by First American; and

(ii) 2 (two) individuals nominated by First Advantage.

The initial three Managers shall be John Long, John Lamson, and Kenneth DeGiorgio.

In the event that any of the initial Managers resigns from the Board of Managers, such appointees shall remain Managers until the Company and the other Members are notified in writing as to changes in the appointees. A Member may appoint or remove any of its appointees to the Board of Managers, in such Member’s sole and absolute discretion, at any time and from time to time.

Each Member hereby agrees to hold all of its Interest (and any other voting interests of the Company subsequently acquired by such Member) (hereinafter referred to as the “Voting Interests”) subject to, and to vote such Voting Interests at a regular or special meeting of Members (or by written consent) in accordance with the provisions of this Agreement.

The Company agrees to vote its equity interest in any subsidiary of the Company to provide for a board of directors or other governing body of equal size to the Board of Managers and to appoint the individuals designated to serve on the Board of Managers pursuant to this Section 5.1(a) to the board of directors or other governing body of such subsidiary.

(b) Quorum; Voting; Chairman. A quorum for the conduct of business by the Board of Managers shall require the presence of, and actions by the Board of Managers shall require the affirmative vote of, a majority of the Managers appointed by each Member. The Board of Managers shall have a chairman, who must be a Manager.

(c) Meetings. The Board of Managers shall meet as determined by the members of the Board of Managers.

(d) Unanimous Written Consent. Any action required or permitted to be taken at a meeting of the Board of Managers or the Executive Committee may be taken without a meeting if there is filed with the records of Board of Managers’ meetings or the records of the Executive Committee’s meetings, as the case may be, a unanimous written consent or consents which sets forth the action and is signed by each Manager or each member of the Executive Committee, as the case may be.

5.2. Powers of the Board of Managers. Except as otherwise set forth in this Agreement, the Board of Managers shall have full, exclusive and complete discretion, power and authority, subject in all cases to the requirements of applicable law, to manage, control, administer and operate the business and affairs of the Company for the purposes herein stated, and to make all decisions affecting such business and affairs.

5.3. Meetings of and Voting by Members.

(a) Meetings. If a vote of the Members is required for any action hereunder, a meeting of the Members may be called at any time by any Member. Meetings of Members shall be held (i) at the Company’s principal place of business, or (ii) at such place as the Members shall unanimously agree. Not less than ten (10) nor more than ninety (90) days before each meeting, the Person calling the meeting shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the time, place and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if, before or after the meeting, the Member signs a waiver of the notice which is filed with the records of Members’ meetings, or is present at the meeting in person or by proxy. Unless this Agreement provides otherwise, at a meeting of Members, the presence in person or by proxy of all Members shall be necessary to constitute a quorum. A Member may vote either in person or by written proxy signed by the Member or by the Member’s duly authorized attorney-in-fact. Members may participate in any meeting by means of a telephone conference, video conference or similar communications equipment if all persons participating in the meeting can hear each other at the same time.

(b) Unanimous Written Consent. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if there is filed with the records of Members’ meetings a written consent or consents which sets forth the action and is signed by each Member entitled to vote on the matter.

(c) Required Member Vote. Except as otherwise provided in this Agreement, wherever this Agreement requires the approval of the Members, the affirmative vote of all Members shall be required to approve the matter.

5.4. Matters Requiring Action by Persons Other than the Board of Managers. Notwithstanding any other provision of this Agreement, neither the Board of Managers nor the Company, as applicable, shall have the authority to take any of the following actions without the consent of both Members:

(a) Amend the Certificate of Formation or this Agreement;

(b) Merge, consolidate or dissolve the Company or any subsidiary of the Company;

(c) Sell all or substantially all assets of the Company or any subsidiary of the Company;

(d) Convert the Company or any subsidiary of the Company into another form of business entity;

(e) Take any of the actions referred to in Sections 2.2, 2.3, 2.5, 3.6, 8.7 or any other section of this Agreement as requiring the consent of both Members;

(f) Amend the certificate of incorporation (or equivalent governing document) or the bylaws (or equivalent governing document) of any subsidiary of the Company;

(g) To change the name of any subsidiary of the Company;

(h) To change the business or purpose of any subsidiary of the Company as engaged in on the later of the date hereof or the date on which such subsidiary became a subsidiary of the Company; and

(i) The entering by any subsidiary of the Company into any loan or similar arrangement with any Member or any affiliate of any Member.

5.5. Actions by Single Member. A Member of the Company, without the approval of the Board of Managers or the other Member, shall have the right to institute or assert any demand, action, suit or proceeding that the Company would otherwise have, against the other Member or its Affiliates on behalf of the Company and, in connection therewith, to retain counsel, at the Company’s expense, to represent the Company and such Member in such claim, demand, action, suit or proceeding against the other Member or its Affiliates.

5.6. Lack of Authority. Subject to Section 5.5, no Member has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to incur any obligation or liability on behalf of the Company.

5.7. Liability; Indemnification.

(a) Liability to Members and Company. Neither the Members nor the Managers shall be liable, responsible or accountable, in damages or otherwise, to any Member or to the Company for any act performed by them within the scope of the authority conferred on them by this Agreement, except for willful fraud, an intentional breach of this Agreement, or as otherwise required by law.

(b) Liability to Third Parties. Neither the Members nor the Managers shall be liable solely by reason of being a Member or Manager, under order of a court or in any other manner, for a debt, obligation or liability of the Company of any kind or for the acts or omissions of any other Member, manager, agent or employee of the Company.

(c) Indemnification. To the fullest extent permitted by law, the Company shall indemnify any Member or Manager for any act performed by him or her within the scope of the authority conferred on such Person by this Agreement.

ARTICLE VI

TRANSFER OF INTERESTS AND DISSOCIATION OF MEMBERS

6.1. Restrictions on Transfer. Except for permitted transfers, no Member may Transfer all, or any portion of, or any interest or rights in, its Interest without the consent of the Members. Notwithstanding the foregoing, the First Advantage Member shall be permitted to pledge its Membership Rights, including its Interest, in the Company to its lenders under any credit facility or other loan agreement without the consent of the First American Member. Each Member hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the Members. The Transfer of any Interest in violation of the prohibition contained in this Section 6.1 shall be deemed invalid, null and void, and of no force or effect. Any Person to whom Membership Rights are attempted to be transferred in violation of this prohibition shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, or have any other rights in or with respect to the Membership Rights.

6.2. Permitted Transfers. A Member may Transfer all (but not less than all) of its Membership Rights to any Person controlling, controlled by or under common control with such Member.

6.3. Dissociation.

(a) Dissociation. No Member shall have the right or power to dissociate from the Company. Any dissociation by a Member shall constitute a breach of this Agreement.

(b) Involuntary Dissociation. Upon the occurrence of an Involuntary Withdrawal with respect to a Member, the successor by law of the withdrawn Member shall not become a Member.

ARTICLE VII

DISSOLUTION; LIQUIDATION

7.1. Events of Dissolution. Subject to the exercise of the Buyout Rights under Section 7.2, the Company shall be dissolved upon, and only upon, the happening of any of the following events (each, a “Dissolution Event”):

(a) upon the unanimous written agreement of all of the Members;

(b) upon the Involuntary Withdrawal of a Member, unless the other Member, within 120 days after the event or occurrence of the Involuntary Withdrawal, elects to continue the business of the Company; or

(c) upon breach of this Agreement, at the option of the non-breaching Member, upon 60 days’ prior written notice to the other Member;

7.2. Buyout Rights. Upon the occurrence of a Dissolution Event, in lieu of dissolving and winding up the Company, each Member shall have the option (but not any obligation), exercisable for a period of 90 days following the Member’s knowledge of such event, to cause the determination of the Liquidation Value of the other Member’s Interest and to purchase or cause its Affiliate to purchase that Member’s Interest at a cash price equal to its Liquidation Value (the “Buyout Rights”). The cost of any appraisal shall be divided equally between the Members.

7.3. Procedure for Winding Up and Dissolution. If the Buyout Rights are not exercised within the ninety (90)-day period referred to in Section 7.2, the Company shall be dissolved in accordance with Section 8.1 and the Members shall wind up the Company’s affairs. On winding up of the Company, the assets of the Company shall be distributed,

(a) first, to creditors of the Company, including Members who are creditors, in satisfaction of the liabilities of the Company;

(b) then, to the Members in accordance with Section 4.3.

7.4. Filing of Certificate of Cancellation. If the Company is dissolved, the remaining Members shall promptly file the Certificate of Cancellation with the Office of the Secretary of State of the State of Delaware. If there are no remaining Members, the Certificate shall be filed by the last Person to be a Member; if there are no remaining Members nor any Person who last was a Member, the Certificate shall be filed by the legal or personal representatives of the Person who last was a Member.

7.5. Remedies Not Exclusive. The rights and remedies granted to Members in this Article VIII in the event of an Involuntary Withdrawal are in addition to any other rights and remedies granted or available to the Members pursuant to this Agreement. Except as otherwise set forth in this Agreement, the failure to exercise any one of the rights and remedies herein provided shall not constitute a waiver thereof, or prevent the subsequent or concurrent utilization of any other right or remedy.

ARTICLE VIII

BOOKS; RECORDS; ACCOUNTING; TAX ELECTIONS

8.1. Accounts. The funds of the Company may be deposited in such types of accounts maintained in the Company’s name as the Board of Managers may determine. The Board of Managers shall determine the institution or institutions at which the accounts will be maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

8.2. Books and Records.

(a) Maintenance of Records. The Board of Managers shall keep, or cause to be kept, complete and accurate books and records of the Company and its subsidiaries and supporting documentation of the transactions with respect to the conduct of the Company’s and its subsidiaries’ business. The records shall include, without limitation, complete and accurate information regarding the state of the business and financial condition of the Company and its subsidiaries; a copy of the Certificate of Formation and this Agreement, and all amendments to the Certificate of Formation and this Agreement; a copy of the governing documents of all subsidiaries of the Company; a current list of the names and last known business, residence or mailing addresses of all Members; and the Company’s and its subsidiaries’ federal, state or local tax returns.

(b) Inspection. The books and records of the Company and its subsidiaries shall be maintained in accordance with sound accounting principles and practices and shall be available at the Company’s principal office for examination by any Member or Manager or the Member’s or Manager’s duly authorized representative at any and all reasonable times during normal business hours upon reasonable prior notice. Each Member shall have the right, at such Member’s expense, to copy and to audit or to cause its representatives to copy and audit, the books and records of the Company or any subsidiary of the Company.

(c) Reimbursement of Expenses. Each Member or Manager shall reimburse the Company for all costs and expenses incurred by the Company in connection with the Member’s or Manager’s inspection and copying of the Company’s or any of its subsidiaries’ books and records.

8.3. Annual Accounting Period. The annual accounting period of the Company and its subsidiaries shall be its taxable year. The Company’s taxable year shall end on, and the Company shall cause each of its subsidiaries’ taxable years to end on, December 31.

8.4. Financial Statements.

(a) Financial Statements. Within 5 business days after the end of each calendar month and calendar quarter, and within 15 business days after the end of each calendar year, the Company shall and shall cause each of its subsidiaries to furnish to each Member an unaudited balance sheet of the Company and each such subsidiary as of the end of such month /quarter/year and the related statements of income and cash flow for such month/quarter/year and for the portion of the fiscal year then ended.

8.5. Other Reports. Within 75 days after the end of each taxable year of the Company, the Board of Managers shall cause to be sent to each Member (i) within 45 days after the end of such taxable year, estimated tax information, and (ii) within 180 days after the end of such taxable year, final tax information, concerning the Company which is necessary for preparing the Member’s income tax returns for that year.

8.6. Tax Matters Partner. The First Advantage Member shall be the tax matters partner (“Tax Matters Partner”). The Tax Matters Partner shall have all powers and responsibilities provided in section 6221 of the Code. The Tax Matters Partner shall keep all Members informed of all notices from government taxing authorities which may come to the attention of the Tax Matters Partner. The Company shall pay and be responsible for all reasonable costs and expenses incurred by the Tax Matters Partner in performing those duties. A Member shall be responsible for any costs incurred by the Member with respect to any tax audit or tax-related administrative or judicial proceeding against the Member, even though the proceeding relates to the Company. The Tax Matters Partner may not compromise any dispute with the Internal Revenue Service without the approval of the Members.

8.7. Tax Elections. The Members shall have the authority to make all elections permitted under the Code, including, without limitation, elections of methods of depreciation and elections under section 754 of the Code. The decision to make or not make an election shall be in the sole and absolute discretion of the Members.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

9.1. Representations and Warranties of First American. First American represents and warrants to First Advantage and the Company that each of the following statements is true and correct on and as of the Effective Date:

(a) Organization and Standing. First American is a corporation, duly organized, validly existing and subsisting under the laws of the State of California. First American possesses all requisite power to own and operate its property, including its Membership Rights, and carry on its business as the same is now being conducted, and to consummate the transactions contemplated hereby and thereby.

(b) Authority; Binding Effect. The execution and delivery by First American of this Agreement, and the performance by First American of the transactions contemplated hereby, have been duly authorized by the Board of Directors of First American and no other corporate approval is required therefor. First American has full power and authority to enter into and perform this Agreement and to carry out all of the terms and provisions hereof. This Agreement is a valid and binding obligation of First American, enforceable against First American in accordance with its terms, except insofar as enforcement hereof may be limited by bankruptcy, insolvency or similar laws and general equitable principles, including the availability of any specific equitable remedy.

(c) No Violation or Bar. First American is not a party to any contract or agreement or subject to any restriction that would prevent or restrict, in any material respect, the power or authority of First American to enter into this Agreement and to consummate the transactions contemplated hereby. Neither the execution and delivery by First American of this Agreement, nor the consummation of the transactions contemplated hereby will violate (i) any provisions of the Certificate of Incorporation or Bylaws of First American; (ii) any order of any governmental or regulatory authority, any judgment, decree, order or award of any court, arbitrator, administrative agency or governmental authority; or (iii) to the best knowledge and belief of First American, any material license, consent, permit, approval or any other authorization of any governmental or regulatory authority, or any material statute, law, ordinance, rule or regulation.

(d) Required Governmental Consents. No consent, approval or authorization of, or filing or registration with, any governmental authority (federal, state or local) is required to be obtained or made by First American in order for First American to consummate the transactions to be effected pursuant to this Agreement.

9.2. Representations and Warranties of First Advantage. First Advantage represents and warrants to First American and the Company that each of the following statements is true and correct on and as of the Effective Date:

(a) Organization and Standing. First Advantage is a corporation, duly organized, validly existing and subsisting under the laws of the State of Delaware. First Advantage possesses all requisite power to own and operate its property, including its Membership Rights, and carry on its business as the same is now being conducted, and to consummate the transactions contemplated hereby and thereby.

(b) Authority; Binding Effect. The execution and delivery by First Advantage of this Agreement, and the performance by First Advantage of the transactions contemplated hereby, have been duly authorized by the Board of Directors of First Advantage and no other corporate approval is required therefor. First Advantage has full power and authority to enter into and perform this Agreement and to carry out all of the terms and provisions hereof. This Agreement is a valid and binding obligation of First Advantage, enforceable against First Advantage in accordance with its terms, except insofar as enforcement hereof may be limited by bankruptcy, insolvency or similar laws and general equitable principles, including the availability of any specific equitable remedy.

(c) No Violation or Bar. First Advantage is not a party to any contract or agreement or subject to any restriction that would prevent or restrict, in any material respect, the power or authority of First Advantage to enter into this Agreement and to consummate the transactions contemplated hereby. Neither the execution and delivery by First Advantage of this Agreement, nor the consummation of the transactions contemplated hereby will violate (i) any provisions of the Certificate of Incorporation or Bylaws of First Advantage; (ii) any order of any governmental or regulatory authority, any judgment, decree, order or award of any court, arbitrator, administrative agency or governmental authority; or (iii) to the best knowledge and belief of First Advantage, any material license, consent, permit, approval or any other authorization of any governmental or regulatory authority, or any material statute, law, ordinance, rule or regulation.

(d) Required Governmental Consents. No consent, approval or authorization of, or filing or registration with, any governmental authority (federal, state or local) is required to be obtained or made by First Advantage, in order for First Advantage to consummate the transactions to be effected pursuant to this Agreement.

ARTICLE X

GENERAL PROVISIONS

10.1. Assurances. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules and regulations relating to the acquisition, operation or holding of the property of the Company.

10.2. Notifications. Any notice, demand, consent, election, offer, approval, request or other communication (collectively, a “notice”) required or permitted under this Agreement must be in writing and either delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or by facsimile transmission (followed by confirmation of receipt). A notice must be addressed to a Member at the Member’s last known address on the records of the Company. A notice to the Company must be addressed to the Company’s registered office. All notices will be deemed effective when received. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

10.3. Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement, and money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (a) restraining and enjoining any act which would constitute a breach or (b) compelling the performance of any obligation which, if not performed, would constitute a breach.

10.4. Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Members with respect to the subject matter hereof. It supersedes all prior or contemporaneous written and oral statements, including any prior or contemporaneous representation, statement, condition or warranty. This Agreement may not be amended without the written consent of all of the Members.

10.5. Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Delaware.

10.6. Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit or describe the scope of this Agreement or the intent of the provisions hereof.

10.7. Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.

10.8. Waiver of Action for Partition. Each Member irrevocably waives any right that such Member may have to maintain any action for partition with respect to properties held by the Company.

10.9. Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

10.10. Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

10.11. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

10.12. No Third-Party Beneficiaries. Nothing in this Agreement shall be construed to create any duty to, any standard of care with reference to, or any liability to anyone other than the Members and the Company. No other Person is an intended third-party beneficiary of this Agreement.

10.13. Force Majeure. Neither Member shall be liable nor deemed to be in default for any delay or failure in performance under this Agreement resulting, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, machinery or supplies, vandalism, strikes or other work interruptions beyond the reasonable control of such Member. Each Member shall make good faith efforts to perform under this Agreement in the event of such circumstances.

10.14. Dispute Resolution. The parties consent to the exclusive jurisdiction of the courts of, and the exclusivity of arbitration in, the State of Delaware.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth hereinabove.

MEMBERS:

THE FIRST AMERICAN CORPORATION

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FIRST ADVANTAGE CORPORATION

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